SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

PACIFICNET.COM, INC.
(Exact name of Registrant as specified in its charter)

Delaware	11-2854355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7808 Creekridge Circle, Suite 101
Bloomington, MN  55439
(Address of principal executive offices)
____________________

1998 STOCK OPTION PLAN
(Full title of the plan)
____________________

United Corporate Services, Inc.
15 East North Street
Dover, Delaware  19901

(Name and address of agent for service)

(302) 678-0855
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Amount of Title of Securities Registration To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price (3)	Proposed Maximum Aggregate Offering Price (3)	Registration Fee
Common Stock, $.0001 par value	1,450,000 (2)	$1.25	$1,812,500	$453.13 (3)

(1)         In accordance with Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act), there also are being registered such indeterminate number of additional shares of common stock as may become issuable pursuant to anti-dilution provisions of the plan.

(2)         PacificNet.com, Inc. (“Registrant”) is registering an aggregate of 1,450,000 shares under its 1998 Stock Option Plan pursuant to this Registration Statement.  This aggregate number represents an increase in the shares reserved for issuance under Registrant's 1998 Stock Option Plan, which increase was approved by Registrant's stockholders at a meeting held on June 2, 2000.  An aggregate of 216,667 shares (as adjusted following a 1 for 3 reverse stock split) were previously registered for issuance under the 1998 Stock Option Plan pursuant to previous Forms S-8 filed by Registrant with the Securities and Exchange Commission (the "Commission") on April 12, 1999 (Registration No. 333-76059) and on September 28, 1999 (Registration No. 333-87929).

(3)         Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low price paid per share of the common stock as reported by the Nasdaq National Market on May 24, 2001.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents By Reference.

          The following documents filed by Registrant with the Commission are incorporated by reference:

1.       Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 (File No. 000-24985).

2.       Registrant’s definitive Proxy Statement dated April 30, 2001, filed in connection with the Registrant’s June 15, 2001 Annual Meeting of the Stockholders.

3.       Registrant’s Registration Statements on Form S-8, filed with the Commission on April 12, 1999 (Registration No. 333-76059) and on September 28, 1999 (Registration No. 333-87929).

4.       The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A dated October 21, 1998 (Registration No. 333-65929), filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report subsequently filed by the Registrant for the purpose of updating that description.

          In addition, any document filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Registrant's Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.         Description of Securities.

Not Applicable.

Item 5.         Interests of Named Experts and Counsel.

Not Applicable.

Item 6.

          Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), Article Sixth of the Registrant's amended and restated certificate of incorporation eliminates the personal liability of the Registrant's directors to the Registrant and its stockholders except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities. Section 145 of the GCL permits a corporation to indemnify certain persons, including officers and directors and former officers and directors.  Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which officers and directors may be entitled under the corporation's certificate of incorporation, by-laws, any agreement or otherwise.

          The Registrant's amended and restated certificate of incorporation requires it to indemnify, to the full extent permitted by the GCL, any person who is made or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of the Registrant or serves or served as a director, officer, partner, trustee, fiduciary, employee or agent of any other enterprise or organization at the Registrant's request.  The bylaws of the Registrant also require it to indemnify, to the full extent provided by law, each director of the Registrant.

          Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Registrant  has purchased and maintains directors and officers insurance coverage through Northland Insurance and Clarendon.

          The above discussion of the GCL and of Registrant's amended and restated certificate of incorporation, bylaws and insurance coverage is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and insurance policies.

Item 7.         Exemption from Registration Claimed

Not Applicable

Item 8.         Exhibits

          The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

4	1998 Stock Option Plan, as amended, incorporated by reference from Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 (File No. 33-18521-NY).

5	Opinion of Preston Gates & Ellis LLP (included herewith).

23.1	Consent of Arthur Anderson & Co., Certified Public Accountants (included herewith).

23.2	Consent of Preston Gates & Ellis LLP (included in Exhibit 5).

24	Power of Attorney (included herewith).

Item 9.         Undertakings

The undersigned Registrant hereby undertakes:

          (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          (4)      That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomington, Minnesota , on May 29, 2001.

PACIFICNET.COM, INC.

By: /s/ Tony I. Tong
Tony I. Tong
Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Tony I. Tong and Charles W. Mueller, and each of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments hereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony I. Tong Tony I. Tong	Chief Executive Officer and Director (principal and executive offer)	May 29, 2001
/s/ Charles W. Mueller Charles W. Mueller	Chief Financial Officer and Director (principal financial officer)	May 29, 2001
/s/ David Bussmann David Bussmann	Director	May 29, 2001
/s/ Allan Yap Allan Yap	Director	May 29, 2001
/s/ Michael Gaard Michael Gaard	Director	May 29, 2001
/s/ Chih Cheung Chih Cheung	Director	May 29, 2001
/s/ Sally Lee Sally Lee	Director	May 29, 2001

EXHIBIT INDEX

5	Opinion of counsel as to the legality of securities being registered.

23.1	Consent of Independent Public Accountants.

23.2	Consent of counsel (included in Exhibit 5).

24	Power of Attorney (see previous page).